EXHIBIT 99.1

NEWS RELEASE

LINN ENERGY ANNOUNCES LEADERSHIP SUCCESSION PLAN

HOUSTON, Texas, June 10, 2009 – LINN Energy, LLC (NASDAQ: LINE) announced today that Mark E. Ellis will become President and Chief Executive Officer, effective January 2010. Mr. Ellis currently holds the position of President and Chief Operating Officer. Michael C. Linn, currently Chairman and Chief Executive Officer, will become Executive Chairman of the Board of Directors and remain an officer of the Company.

“I am proud of the growth and success the employees of LINN Energy have achieved, since I founded the Company in 2003,” said Mr. Linn. “I plan to remain very involved with the strategic direction of the Company in my role as Executive Chairman, and I am pleased to turn over the responsibilities of Chief Executive Officer to Mark Ellis. Mark has played a key role in the Company’s success over the past few years. His strong leadership qualities and business acumen have been instrumental in assembling the leadership team, skilled workforce and long-life assets that have enabled the Company to grow and deliver strong performance.”

Mr. Ellis has more than 30 years of experience in the natural gas and oil industry. He joined LINN Energy in December 2006 as Executive Vice President and Chief Operating Officer and was promoted to President and Chief Operating Officer in December 2007. Prior to joining LINN Energy, Mr. Ellis spent more than 20 years in senior leadership roles at Burlington Resources and ConocoPhillips.

“I was drawn to the Company by the strategic business model implemented under Mike Linn’s leadership, when LINN Energy became the first publicly traded upstream E&P limited liability company,” said Mr. Ellis. “I was also excited about the opportunity to build a high-performance organization to drive the growth that Mike envisioned, and I look forward to partnering with him to continue leading LINN Energy down the path of success that he began.”

This transition will enable Mr. Linn to focus on the long-term strategy of the Company and Board leadership, while serving as the liaison between the Board and senior management. He will also continue to focus on community outreach and industry leadership.

ABOUT LINN ENERGY

LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life natural gas and oil assets. LINN Energy is an independent natural gas and oil Company that has grown significantly, since it was founded in 2003, to more than 500 employees and approximately 1.7 trillion cubic feet equivalent of proved reserves with a long proved reserve-life index of approximately 21 years as of year-end 2008. The Company’s leadership, foresight and exceptional reserve base delivered a 58 percent increase in annualized unit distributions from the date of the Company’s initial public offering in 2006 through year-end 2008. In 2008, LINN Energy grew production by 144 percent, while paying an annualized distribution of $2.52 per unit. The Company also paid a distribution of $0.63 per unit, or $2.52 per unit on an annualized basis, for the first quarter 2009. LINN Energy’s people, commodity-hedge book, financial flexibility and extensive portfolio of long-life assets position the Company to continue delivering strong performance. More information about LINN Energy is available at www.linnenergy.com.

CONTACTS:                        Investors:
LINN Energy, LLC
Clay Jeansonne, Vice President – Investor Relations
281-840-4193

Media:
LINN Energy, LLC
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183

This press release includes “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.  See “Risk Factors” in the Company’s Annual Report filed on Form 10-K, 2009 Quarterly Report on Form 10-Q for the period ended March 31, 2009, and other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.